                                                                    Exhibit 3.03

================================================================================

                        PORT ARTHUR COKER COMPANY L.P.


              AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT



                          Dated as of August 2, 1999

================================================================================

                               TABLE OF CONTENTS

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                                                                            Page
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ARTICLE I
     Definitions.........................................................      1
     SECTION 1.1  Definitions............................................      1
     SECTION 1.2  Terms Generally........................................      6

ARTICLE II
     General Provisions..................................................      7
     SECTION 2.1  Formation..............................................      7
     SECTION 2.2  Partners...............................................      7
     SECTION 2.3  Name...................................................      7
     SECTION 2.4  Term...................................................      7
     SECTION 2.5  Purpose; Powers........................................      7
     SECTION 2.6  Place of Business......................................      8

ARTICLE III
     Management and Operation of the Partnership.........................      8
     SECTION 3.1  Management.............................................      8
     SECTION 3.2  Certain Duties and Obligations of the Partners.........      9
     SECTION 3.3  Restrictions on Authority of the General Partner.......     10
     SECTION 3.4  Separate Identity......................................     10
     SECTION 3.5  Limitations on the Partnership.........................     11

ARTICLE IV
     Activities of Partner's Affiliates..................................     12

ARTICLE V
     Capital Contributions;
     Distributions.......................................................     12
     SECTION 5.1  Capital Contributions..................................     12
     SECTION 5.2  Distributions..........................................     13
     SECTION 5.3  Reimbursement of Expenses..............................     13

ARTICLE VI
     Books and Reports; Tax Matters; Capital Accounts; Allocations.......     13
     SECTION 6.1  General Accounting Matters.............................     13
     SECTION 6.2  Certain Tax Matters....................................     14
     SECTION 6.3  Capital Accounts.......................................     14
     SECTION 6.4  Allocations............................................     15

ARTICLE VII
     Dissolution.........................................................     16
     SECTION 7.1  Dissolution............................................     16

                                      i-

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     SECTION 7.2  Winding-up.............................................     16
     SECTION 7.3  Final Distribution.....................................     16

ARTICLE VIII
     Transfer of Partner's Interests; Rights of First Refusal

     SECTION 8.1  Restrictions on Transfer of Partnership Interests......     17
     SECTION 8.2  Other Transfer Provisions..............................     17
     SECTION 8.3  Partnership Interests as Securities; Evidence of
                   Partnership Interest..................................     18

ARTICLE IX
     Miscellaneous.......................................................     19
     SECTION 9.1  Equitable Relief.......................................     19
     SECTION 9.2  Officers...............................................     19
     SECTION 9.3  Governing Law..........................................     19
     SECTION 9.4  Successors and Assigns.................................     19
     SECTION 9.5  Access; Confidentiality................................     19
     SECTION 9.6  Notices................................................     20
     SECTION 9.7  Counterparts...........................................     20
     SECTION 9.8  Entire Agreement.......................................     20
     SECTION 9.9  Amendments.............................................     20
     SECTION 9.10 Section Titles.........................................     20
     SECTION 9.11 Representations and Warranties.........................     20

Schedule A   Name, Address and Sharing Percentage of Partners

                                      ii-

                        PORT ARTHUR COKER COMPANY L.P.

          AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT, dated as of August 2, 1999, by and among SABINE RIVER HOLDING CORP., a Delaware corporation, as the general partner (the "General Partner") and NECHES RIVER HOLDING CORP., a
                      ---------------
Delaware limited partnership, as the limited partner (the "Limited Partner";
                                                           ---------------
together with the General Partner, the "Partners").
                                        --------


                             Preliminary Statement
                             ---------------------

          A. The General Partner and the Limited Partner are parties to that certain Limited Partnership Agreement of Port Arthur Coker Company L.P. (the "Partnership") dated as of May 4, 1999 the ("Original Partnership Agreement").
 -----------                                 ------------------------------
The Partnership has previously filed a certificate of limited partnership for the Partnership with the Department of State of Delaware.

          B. The Partners desire to amend and restate the Original Partnership Agreement and to set forth the terms and conditions upon which the Partnership will continue.

                                   Agreement
                                   ---------

          Accordingly, in consideration of the mutual promises and agreements herein made and intending to be legally bound hereby, the parties hereto agree to amend and restate the Original Partnership Agreement in its entirety as follows:

                                   ARTICLE I

                                  Definitions
                                  -----------

          SECTION 1.1   Definitions. Unless the context otherwise requires, the
                        -----------
following terms shall have the following meanings for purposes of this
Agreement:

          "Act" means the Delaware Revised Uniform Limited Partnership Act, 6
           ---
     Del. C. (S)(S) 17-101, et seq., as it may be amended from time to time, and
     -------                -------
     any successor to such statute.

          "Adjusted Capital Account Deficit" shall mean, with respect to any
           --------------------------------
     Partner, the deficit balance, if any in such Partner's Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments: (i) crediting to such Capital Account any amounts that such Partner is obligated to restore or is deemed to be obligated to restore pursuant to Regulations sections 1.704-1(b)(2)(ii)(b)(3), 1.704-1(b)(2)(ii)(c), 1.704-2(g), and 1.704-2(i)(5), and (ii) debiting to such
     Capital Account the items described in Regulations section 1.704-1(b)(2)(ii)(d)(4), (5), and (6).

          "Affiliate" means (i) with respect to Clark and the Partnership, any
           ---------
     and all Clark Entities and (ii) with respect to any entity, including Clark and the Partnership, any entity other than the entity itself: (x) which owns beneficially, directly or indirectly, 10% or more of the outstanding shares of the common stock of the entity, or which controls the entity; (y) of which 10% or more of the outstanding voting securities are owned beneficially, directly or indirectly, by the entity or any entity described in clause (x) above; or (z) which controls or is controlled by the entity or any entity described in clause (x) above; provided, however, that for
                                                  --------  -------
     the purposes of this definition, no Project Company shall be considered an Affiliate of the Partnership, except when such term is used in Articles IV and XI hereof. For purposes of this definition of Affiliate, the terms "control" and "controlled by" shall have the meaning ascribed to them in Rule 405 under the Securities Act of 1933, as amended.

          "Agreement" means this Limited Partnership Agreement, as it may be
           ---------
     amended, supplemented, modified or restated from time to time.

          "Capital Account" has the meaning set forth in Section 6.3.
           ---------------

          "Capital Contribution" shall mean the amount of money and/or the
           --------------------
     agreed upon fair market value of property contributed to the Partnership by a Partner or its predecessor in interest on the date of contribution. Capital Contributions shall include a Partner's payments made to third party creditors of the Partnership with respect to Partnership obligations to the extent such Partner is required by this Agreement to make such additional Capital Contributions, unless and until reimbursed by the Partnership.

          "Capital Proceeds" means (A) the cash or other consideration received
           ----------------
     by the Partnership (including interest on installment sales when received) as a result of (i) any sale, exchange, abandonment, foreclosure, insurance award, condemnation, easement sale or other similar transaction relating to any property of the Partnership, (ii) any financing or refinancing relating to any property of the Partnership, (iii) Capital Contributions to the Partnership upon admission of new partners, (iv) any other transaction which, in accordance with generally accepted accounting principles, would be treated as a capital event, in each case less (B) any such cash which is applied to (i) the payment of transaction costs and expenses, (ii) the repayment of debt of the Partnership which is required under the terms of any indebtedness of the Partnership or has been authorized by the General Partner, (iii) the repair, restoration or other improvement of Partnership Assets which is required under any contractual obligation of the Partnership or has been authorized by the General Partner, and (iv) the establishment of reserves by the General Partner. "Capital Proceeds" shall also mean any of the foregoing which are received by a partnership or other vehicle in which the Partnership is a partner or investor or in which the Partnership otherwise has an interest, to the extent received by the Partnership as dividends or distributions.

          "Carrying Value" shall mean, with respect to any Partnership Asset,
           --------------
     the asset's adjusted basis for federal income tax purposes, except that the Carrying values of all Partnership Assets shall be adjusted to equal their respective fair market values, in accordance with the rules set forth in Regulations Section 1.704-1(b)(2)(iv)(f), except as otherwise provided herein, as of: (a) the date of the acquisition of any additional Interest by any new or existing Partner in exchange for more than a de minimis Capital Contribution, other than pursuant to the initial closing of the sale of Interests; (b) the date of the distribution of more than a de minimis amount of Partnership Assets to a Partner; (c) the date an Interest is relinquished to the Partnership or (d) the date of the termination of the Partnership under Section 708(b)(i)(B) of the Code; provided, however, that adjustments pursuant to clauses (a), (b) and (c) above shall be made only if the General Partner determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Partners. The Carrying Value of any Partnership Asset distributed to any Partner shall be adjusted immediately prior to such distribution to equal its fair market value and depreciation shall be calculated by reference to Carrying Value, instead of tax basis once Carrying Value differs from tax basis. The carrying value of any asset contributed (or deemed contributed under Regulations Section 1.704-1(b)(1)(iv)) by a Partner to the Partnership will be the fair market value of the asset at the date of its contribution thereto.

          "Certificate" has the meaning set forth in Section 2.1.
           -----------

          "Clark" means Clark Refining & Marketing, Inc., a Delaware
           -----
     corporation.

          "Clark Entity" means Clark and each of its successors and assigns and
           ------------
     its and their respective Affiliates, other than Blackstone Capital Partners III Merchant Banking Fund L.P., Blackstone Offshore Capital Partners III L.P. and Blackstone Family Investment Partnership III L.P. and the direct and indirect owners thereof and Occidental Petroleum Corporation and the Project Companies.

          "Code" means the Internal Revenue Code of 1986, as amended from time
           ----
     to time, or any successor statute. Any reference herein to a particular provision of the Code shall mean, where appropriate, the corresponding provision in any successor statute.

          "Financing Company" means Port Arthur Finance Corp., a Delaware
           -----------------
     corporation.

          "Financing Documents" means any and all documents to be executed in
           -------------------
     connection with the Project which evidence or secure the financing of the construction of new delayed coking unit, hydrocracker, sulfur complex and related assets by the Partnership at the Clark refinery in Port Arthur, Texas or the on-going working capital requirements of the Partnership including, without limitation (i) a common security agreement, (ii) one or more loan agreements, (iii) a transfer restrictions agreement, (iv) an intercreditor agreement, (v) a guaranty insurance policy and reimbursement agreement, (vi) a debt service reserve account insurance guarantee, (vii) a note purchase agreement, (viii) an indenture, (ix) notes, (x) one or more mortgages, (xi) one or more pledge agreements, (xii) a registration rights agreement and (xiii) any other documents delivered under or in connection with any of the foregoing.

          "Financing Parties" means any financing parties that may at any time
           -----------------
     be party to the Financing Documents and any trustee or agent action on their behalf.

          "Financing Trigger Date" means the date which is the earlier of (i)
           ----------------------
     ninety one (91) days after all obligations under the Financing Documents have been indefeasibly paid and (ii) such earlier date as designated by the Financing Documents.

          "Fiscal Period" means each fiscal quarter or such other period as may
           -------------
     be established by the General Partner.

          "Fiscal Year" means the calendar year ending on December 31 of each
           -----------
     year.

          "General Partner" means Sabine River Holding Corp., a Delaware
           ---------------
     corporation, and any other person admitted to the Partnership as an additional or substitute general partner of the Partnership in accordance with the terms of this Agreement.

          "Independent Director" shall mean a director of the General Partner
           --------------------
     who shall at no time be, or have been in the five (5) years preceding appointment, (a) a direct or indirect, legal or beneficial owner of any Affiliate of the Partnership, (b) a creditor, supplier, employee, officer, director, manager or contractor of any Affiliate of the Partnership, (c) a person who controls (whether directly or indirectly) any Affiliate of the Partnership or any creditor, supplier, employee, officer, director, manager or contractor of any Affiliate of the Partnership or (d) any member of the immediate family of the foregoing.

          "Interests" means a Partner's share of the profits and losses of the
           ---------
     Partnership and a Partner's right to receive distributions of Partnership Assets.

          "Limited Partners" means Neches River Holding Corp. and any other
           ----------------
     person admitted to the Partnership as an additional or substitute limited partner of the Partnership in accordance with the terms of this Agreement.

          "Liquidator" has the meaning set forth in Section 7.2.
           ----------

          "Minimum Gain" shall have the meaning set forth in Regulations section
           ------------
     1.704-2(d)(1) and shall mean the amount determined by (i) computing for each nonrecourse liability of the Partnership any gain the Partnership would realize if it disposed of the property subject to that liability for no consideration other than full satisfaction of the liability and (ii) aggregating the separately computed gains. If, pursuant to Regulations sections 1.704-1(b)(2)(iv)(d) or 1.704-1(b)(2)(iv)(f), Partnership Assets are properly reflected on the books of the Partnership at a book value that differs from the adjusted tax basis of such property, the calculation of Minimum Gain pursuant to the preceding sentence shall be made by reference to such book value. For purposes hereof, a liability of the Partnership is a nonrecourse liability to the extent that no Partner or related person bears the economic risk of loss for that liability within the meaning of Regulations section 1.752-1.

          "Net Income (Loss)" for any Fiscal Period means the taxable income or
           -----------------
     loss of the Partnership for such period as determined in accordance with the accounting method used by the Partnership for federal income tax purposes with the following adjustments: (i) all items of income, gain, loss or deduction allocated pursuant to paragraphs 6.4(b)-(d) shall not be taken into account in computing such taxable income or loss; (ii) any income of the Partnership that is exempt from federal income taxation and not otherwise taken into account in computing Net Income (Loss) shall be added to such taxable income or loss; (iii) if the Carrying Value of any asset differs from its adjusted tax basis for federal income tax purposes, any depreciation, amortization or gain resulting from a disposition of such asset shall be calculated with reference to such Carrying Value; (iv) upon an adjustment to the Carrying Value of any asset, pursuant to the definition of Carrying Value, the amount of the adjustment shall be included as gain or loss in computing such taxable income or loss; and (v) except for items in (i) above, any expenditures of the Partnership not deductible in computing taxable income or loss, not properly capitalizable and not otherwise taken into account in computing Net Income
     (Loss) pursuant to this definition shall be treated as deductible items.

          "Non-Capital Proceeds" means (x) any cash or other consideration
           --------------------
     received by the Partnership other than Capital Proceeds less (y) any such cash that is applied to the establishment of reserves established by the General Partner.

          "Nonrecourse Deductions" shall have the meaning ascribed to such term
           ----------------------
     in Regulations section 1.704-2(b)(1).

          "Organizational Expenses" means all reasonable third-party costs and
           -----------------------
     expenses pertaining to the organization of the Partnership and the registration, qualification or exemption of the Partnership under any applicable federal, state or foreign laws, including fees of counsel to the Partnership and the Partners.

          "Partner" means any person who is a partner of the Partnership,
           -------
     whether a General Partner, a Limited Partner, or both.

          "Partner Nonrecourse Debt" shall have the meaning ascribed to such
           ------------------------
     term in Regulations section 1.704-2(b)(4).

          "Partner Nonrecourse Debt Minimum Gain" shall have the meaning
           -------------------------------------
     ascribed to such term in Regulations section 1.704-2(i)(2).

          "Partner Nonrecourse Deductions" shall mean any item of company loss,
           ------------------------------
     deduction, or expenditure under section 705(a)(2)(B) of the Code that is attributable to a Partner Nonrecourse Debt, as determined pursuant to Regulations section 1.704-2(i)(2).

          "Partnership" means Port Arthur Coker Company L.P., a Delaware limited
           -----------
     partnership.

          "Partnership Assets" means all right, title and interest of the
           ------------------
     Partnership in and to all or any portion of the assets of the Partnership and any property (real or personal) or estate acquired in exchange therefor or in connection therewith.

          "Proceeds" shall mean the collective reference to Capital Proceeds and
           --------
     Non-Capital Proceeds.

          "Project" means the financing, construction, ownership and operation
           -------
     by the Partnership of a new delayed coking unit, hydrocracker, sulfur complex and related assets to be located at the Port Arthur, Texas refinery of Clark and the leasing from Clark, and operation of, the crude unit, the vacuum tower, two distillate hydrotreaters and one naphtha hydrotreater owned by Clark and located at its Port Arthur, Texas refinery.

          "Project Companies" means, collectively, the Partnership, the
           -----------------
     Financing Company, Sabine River Holding Corp. and Neches River Holding
     Corp.

          "Project Documents" means, collectively, the following to be entered
           -----------------
     into by the Partnership: (i) a contract for engineering, procurement and construction services with Foster Wheeler USA for the design and construction of the new coking unit, hydrocracker, sulfur complex and related assets; (ii) a long-term oil supply agreement with P.M.I. Comercio Internacional for the supply of heavy sour crude oil for the Project; (iii) a services and supply agreement with Clark for the provision of other necessary supplies and services for the Project; (iv) a product purchase agreement with Clark for the purchase of all the intermediate and refined products produced by the equipment owned and leased by the Partnership; (v) a ground lease and easement agreement with Clark for the lease of the sites for the new coking unit, hydrocracker, sulfur complex and related assets and the granting by Clark to the Partnership of various easements over, and licenses to use other facilities at, Clark's Port Arthur refinery in connection with the Project; (vi) a site and equipment lease and easement agreement with Clark for the lease of the crude unit, vacuum tower and three hydrotreaters at Clark's Port Arthur refinery and the site(s) on which such equipment is located and the granting by Clark to the Partnership of additional easements at the Port Arthur refinery; (vii) a hydrogen supply agreement with Air Products and Chemicals, Inc. for the construction of a hydrogen supply plant at Clark's Port Arthur refinery and the supply of hydrogen to the Partnership; (viii) a purchase agreement with Clark for work in progress related to the new coking unit, hydrocracker, sulfur complex and related assets; (ix) contracts for the supply of additional crude oil requirements for the Project; and (x) any other contracts with third parties that are incidental to and necessary, convenient or advisable in connection with the Project.

          "Regulations" means the regulations promulgated under the Code.
           -----------

          "Sharing Percentage" means the percentage interest of a Partner as set
           ------------------
     forth on Schedule A hereto, as amended from time to time in accordance herewith.

          "Tax Matters Partner" shall have the meaning ascribed to such term in
           -------------------
     Section 6.2.

          "Transfer" shall have the meaning ascribed to such term in
           --------
     Section 8.1.

          "Transferee" shall have the meaning ascribed to such term in
           ----------
     Section 8.1.

          SECTION 1.2   Terms Generally. The definitions in Section 1.1 shall
                        ---------------
apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The term "person" includes individuals, partnerships, joint ventures, corporations, trusts, governments (or agencies or political subdivisions thereof) and other associations and entities. Unless the context requires otherwise, the words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". The term "hereunder" shall mean this entire Agreement as a whole unless reference to a specific section of this Agreement is made.

                                  ARTICLE II

                              General Provisions
                              ------------------

          SECTION 2.1   Formation. The Partnership is hereby formed under the
                        ---------
provisions of the Act. The General Partner is hereby designated as an authorized person, within the meaning of the Act, to execute, deliver and file the certificate of limited partnership of the Partnership and any amendments and/or restatements thereof (collectively, the "Certificate") and any other
                                         -----------
certificates necessary for the Partnership to qualify to do business in a jurisdiction in which the Partnership may wish to conduct business.

          SECTION 2.2   Partners. Schedule A hereto contains the name, address
                        --------
and Sharing Percentage of each Partner as of the date of this Agreement. Schedule A shall be revised by the General Partner from time to time to reflect the admission or withdrawal of a Partner or the transfer or assignment of interests in the Partnership in accordance with the terms of this Agreement and other modifications to or changes in the information set forth therein.

          SECTION 2.3   Name. The Partnership shall conduct its activities under
                        ----
the name of Port Arthur Coker Company L.P. The General Partner shall have the power at any time to change the name of the Partnership; provided, that the name
                                                         --------
shall always contain the words "Limited Partnership" or the letters "L.P." Prompt notice of any such change shall be given to each Partner.

          SECTION 2.4   Term. The term of the Partnership shall commence on the
                        ----
date of filing the certificate of limited partnership of the Partnership in accordance with the Act and shall continue until December 31, 2049, unless sooner dissolved, wound up and terminated in accordance with Article VII.

          SECTION 2.5   Purpose; Powers. (a) The sole purpose of the Partnership
                        ---------------
shall be to engage in the Project and to do all things necessary or incidental thereto.

          (b) In furtherance of its purposes, the Partnership shall have all powers necessary, statutory or otherwise suitable or convenient for the accomplishment of its purposes, including the following:

                    (i) the power to engage in the ownership of one hundred percent (100%) of the issued and outstanding equity securities of the Financing Company and to pledge such ownership interest to the Financing Parties to secure the financing of the Project;

                    (ii) the power to enter into, and perform its obligations under, any and all documents required in connection with the loans to be made by the Financing Company to the Partnership in connection with the Project;

                    (iii) the power to enter into, and perform its obligations under, any and all Project Documents or Financing Documents to which the Partnership is to be a party including, without limitation, (x) issuing one or more guarantees of the debt of the Financing Company which is to be incurred in connection with the Project and (y) granting security interests in substantially all of its assets to the Financing Parties as collateral security for such debt;

                    (iv) the power to enter into, and perform its obligations under, one or more equity contribution agreements in connection with the equity funding of the Project by Blackstone Capital Partners III Merchant Banking Fund L.P., Blackstone Offshore Capital Partners III L.P. and Blackstone Family Investment Partnership III L.P. and Occidental Petroleum Corporation.

          SECTION 2.6   Place of Business. The Partnership shall maintain a
                        -----------------
registered office at The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801, or such other office within the State of Delaware as directed by the General Partner. The Partnership shall maintain an office and principal place of business at 1801 South Gulfway Drive, Port Arthur, Texas 77641 or at such other place as may from time to time be determined by the General Partner as its principal place of business. The name and address of the Partnership's registered agent as of the date of this Agreement is The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

                                  ARTICLE III

                  Management and Operation of the Partnership
                  -------------------------------------------

          SECTION 3.1   Management. (a) Except as otherwise provided herein, the
                        ----------
management, control and operation of the Partnership and the formulation and execution of business and investment policy shall be vested exclusively in the General Partner, and the General Partner shall exercise all powers necessary and convenient for the purposes of the Partnership, including those enumerated in
Section 2.5, on behalf and in the name of the Partnership.

          (b) Except as otherwise provided herein, no Limited Partner shall have the right to, and no Limited Partner shall, take part in the management or affairs of the Partnership, nor in any event shall any Limited Partner have the power to act or bind the Partnership in any way unless delegated such power by the General Partner. The exercise by any Limited Partner of any right or power conferred herein shall not be construed to constitute participation by such

Limited Partner in the control of the business of the Partnership so as to make such Limited Partner liable as a general partner for the debts and obligations of the Partnership for purposes of the Act.

          (c) A Partner shall not be obligated to abstain from voting on any matter (or vote in any particular manner) because of any interest (or conflict of interest) of such Partner (or any Affiliate thereof) in such matter.

          (d) Each Partner agrees that, except as otherwise expressly provided herein and to the fullest extent permitted by applicable law, the approval of any proposed action of or relating to the Partnership, by the General Partner as provided herein shall bind each Partner and shall have the same legal effect as the approval of each Partner of such action.

          SECTION 3.2   Certain Duties and Obligations of the Partners. (a)
                        ----------------------------------------------
Subject to the terms of this Agreement, the General Partner shall take all action which may be reasonably necessary or appropriate (i) for the formation and continuation of the Partnership as a limited partnership under the laws of the State of Delaware and (ii) for the development, maintenance, preservation and operation of the business of the Partnership in accordance with the provisions of this Agreement and applicable laws and regulations. The General Partner shall take all action which is necessary to form or qualify the Partnership to conduct the business in which the Partnership is engaged under the laws of any jurisdiction in which the Partnership is doing business and to continue in effect such formation or qualification.

          (b) No Partner shall take any action so as to cause the Partnership to be classified for Federal income tax purposes as an association taxable as a corporation and not as a partnership.

          (c) The General Partner shall not take, or cause to be taken, any action that would result in any Limited Partner having any personal liability for the obligations of the Partnership. The General Partner shall be under a duty as described herein to conduct the affairs of the Partnership in the best interests of the Partnership and of the Partners including the safekeeping and use of all Partnership funds and assets and the use thereof for the exclusive benefit of the Partnership.

          (d) The General Partner shall not be liable, responsible or accountable in damages or otherwise to the Partnership or to any other Partner for: (a) any act performed within the scope of the authority conferred on the General Partner by this Agreement, except for the gross negligence or willful misconduct of the General Partner in carrying out the obligations of such Partner hereunder; (b) the General Partner's failure or refusal to perform any act, except those expressly required by or pursuant to the terms of this Agreement; (c) the General Partner's performance of, or failure to perform, any act on the reasonable reliance on advice of legal counsel to the Partnership; or
(d) the negligence, dishonesty or bad faith of any agent, consultant or broker of the Partnership selected, engaged or retained in good faith. In any threatened, pending or completed action, suit or proceeding, the General Partner shall be fully protected and indemnified and held harmless by the Partnership against all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, proceedings, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, reasonable attorneys' fees, costs of investigation, fines, judgments and amounts paid in settlement, actually incurred by the General Partner in connection with such action, suit or proceeding) by virtue of its status as the General Partner or with respect to any action or omission taken or suffered in good faith, other than liabilities and losses resulting from the gross negligence or willful misconduct of the General Partner; provided, however, that the General Partner shall not be so indemnified for any acts determined to be in contravention of this Agreement or in breach of its fiduciary duties. The indemnification provided by this paragraph shall be recoverable only out of the assets of the Partnership, and no Partner shall have any personal liability on account thereof.

          SECTION 3.3   Restrictions on Authority of the General Partner. The
                        ------------------------------------------------
General Partner shall not have the authority to:

          (a)  do any act in contravention of this Agreement;

          (b) do any act which would make it impossible to carry on the ordinary business of the Partnership, except in connection with the dissolution, winding up and termination of the Partnership as provided by
     Article VII;

          (c) possess Partnership property, or assign their respective rights in specific Partnership property, for other than a Partnership purpose;

          (d)  admit a person as a Partner except as provided in this Agreement;
     or

          (e) knowingly perform any act that would subject any Limited Partner to liability as a general partner in any jurisdiction.

          SECTION 3.4   Separate Identity. Notwithstanding anything to the
                        -----------------
contrary herein:

          (a) The Partnership shall maintain all aspects of its business and operations separate and apart from those of any Clark Entity. The Partnership shall at all times hold itself out to the public (including to any creditors of any Clark Entity) under the Partnership's own name and as a separate and distinct legal entity from any of its Affiliates. The Partnership shall do all things necessary to observe customary partnership formalities and preserve its legal existence as a partnership under the Act and shall correct any misunderstandings concerning its separate identity. The Partnership shall maintain its executive offices in the State of Texas conspicuously separate and apart from those of any Clark Entity. If such office is leased from any Clark Entity, such lease shall be on terms no more or less favorable than could be obtained elsewhere and such office shall be conspicuously identified as the Partnership's office so it can be easily located by outsiders.

          (b) The Partnership shall have sufficient officers and personnel and maintain adequate capital to run its business and operations.

          (c) The Partnership shall prepare and maintain its own separate, full and complete financial statements, accounts, accounting records and other corporate books and documents, and shall not commingle any of its money or other assets with the money or assets of any Clark Entity or any other entity. The Partnership shall indicate in such statements, records and documents the separateness of the Partnership's assets and liabilities from the assets and liabilities of any Affiliate thereof. The Partnership shall prepare unaudited quarterly and audited annual financial statements, and the Partnership's financial statements shall comply with generally accepted accounting principles. The Partnership shall maintain its own bank accounts, payroll and separate books of account. The Partnership shall retain independent certified accountants as its auditors, although such accountants may also serve as auditors of any Affiliate of the Partnership.

          (d) The Partnership shall act solely in its own corporate name and through its General Partner and the Partnership's own authorized officers and agents and conduct all business correspondence of the Partnership and other communications in the Partnership's own name, on its own stationary, invoices and checks and through a separately-listed telephone number(s). No Clark Entity shall be appointed agent for the Partnership. The Partnership's investment guidelines and criteria shall be established by a majority of the Board of Directors of the General Partner, which must include the Independent Director. All investments by the Partnership shall be made in the name of the Partnership (or, if required by the Financing Documents, in the name of the collateral trustee acting on behalf of the Financing Parties) and made directly by the Partnership or by brokers engaged and paid by the Partnership (or, if required by the Financing Documents, by the collateral trustee acting on behalf of the Financing Parties). Assets of the Partnership shall be separately identified and segregated. All of the Partnership's assets shall at all times be held by or on behalf of the Partnership and, if held on behalf of the Partnership by another entity, shall at all times be kept identifiable (in accordance with customary usages) as assets owned by the Partnership. In no event shall any of the Partnership's assets be held on its behalf or otherwise by any Clark Entity.

          (e) Decisions with respect to the Partnership's business and daily operations shall be independently made by the Partnership and will not be dictated by any Clark Entity. All business transactions entered into by the Partnership with any Clark Entity that are permitted shall be on terms and conditions that are not more or less favorable to the Partnership than terms and conditions available at the time to the Partnership for comparable transactions with unaffiliated persons, or, if no such comparable transaction exists, on term and conditions that are otherwise fair and reasonable. Any such business transaction, and any distributions by the Partnership pursuant Section 5.2 hereof; must be approved by a majority of the Board of Directors of the General Partner, which must include the Independent Director. The Partnership shall not
(i) guarantee or assume any liabilities or obligations of any Clark Entity, (ii) permit any Clark Entity to assume or guarantee any liabilities of the Partnership (provided that the Financing Parties may be included among the beneficiaries of certain customary indemnification obligations of Clark under the Project Documents). The Partnership shall not (i) acquire the obligations or securities of, or make loans or advances to, any Clark Entity, other than the Financing Company, (ii) guarantee, assume or become obligated for the debts of any other entity, or (iii) hold out its credit as being available to satisfy obligations of any other entity, other than the Financing Company.

          (f) The Partnership will directly manage and pay its own liabilities out of its own funds, including paying its own payroll and operating expenses. In the event the employees of the Partnership participate in pension, insurance and other benefit plans of any Affiliate thereof, the Partnership shall on a current basis reimburse such Affiliate for the Partnership's pro rata share of the costs thereof.

          SECTION 3.5   Limitations on the Partnership. Notwithstanding any
                        ------------------------------
other provision of this Agreement and any provision of law that otherwise so empowers the Partnership, the Partnership shall not do any of the following:

          (i)   engage in any business or activity other than as set forth in
     Section 2.5 hereof;

          (ii)  dissolve or liquidate, in whole or in part;

          (iii) consolidate or merge with or into any other entity or convey or transfer its properties and assets substantially as an entirety to any entity; or

          (iv) while the Partnership is solvent, without the affirmative vote of two-thirds of the members of the Board of Directors of the General Partner, which must include the Independent Director, institute proceedings to be adjudicated a bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against it, or file a petition seeking or consent or acquiesce to the filing of a petition seeking reorganization or relief under any applicable federal or state law relating to bankruptcy or insolvency, or appoint, petition for or consent to the appointment of a custodian, receiver, assignee, trustee, sequestrator (or other similar official) of the Partnership or a substantial part of its property, or make any assignment for the benefit of creditors, or admit in writing its inability to pay its debts generally as they become due, or declare or effect a moratorium on its debt, or take any corporate action in furtherance of any such action.


                                  ARTICLE IV

                      Activities of Partner's Affiliates
                      ----------------------------------

          Except as expressly provided hereunder, this Agreement shall not be construed in any manner to preclude any Affiliate of any Partner from engaging in any activity whatsoever permitted by applicable law (whether or not such activity might compete, or constitute a conflict of interest, with the Partnership).


                                   ARTICLE V

                            Capital Contributions;
                            ----------------------
                                 Distributions
                                 -------------

          SECTION 5.1   Capital Contributions. (a) Partners shall make Capital
                        ---------------------
Contributions to the Partnership in such amounts and at such times as directed by the General Partner pro rata in accordance with their respective Sharing Percentages, which amounts shall be set forth in the books and records of the Partnership.

          (b) No Partner shall be required to make a Capital Contribution except as provided in this Article V. No Partner shall have any obligation to restore any negative balance in the Partner's Capital Account upon liquidation of the Partnership. No Partner shall be entitled to withdraw all or any part of its Capital Contributions except as expressly provided in this Agreement. No interest shall be payable by the Partnership on the Capital Contributions of any Partner except as otherwise provided herein. In no event shall any Partner be entitled to demand any property from the Partnership other than cash.

          SECTION 5.2   Distributions. (a) Distributions shall be made in such
                        -------------
amounts and at such times as determined by the General Partner from time to time.

          (b) Each distribution of Non-Capital Proceeds or Capital Proceeds shall be made to the Partners pro rata in accordance with their Sharing
                              --- ----
Percentages.

          SECTION 5.3  Reimbursement of Expenses. Promptly after the date of
                       -------------------------
this Agreement, the Partnership, to the extent it does not pay such costs and expenses directly, will reimburse each Partner for Organizational Expenses incurred by such Partner and all other third-party out-of-pocket costs and expenses incurred prior to the execution of this Agreement in connection with the formation of the Partnership. Calculation of such reimbursement amounts shall be made by the General Partner.


                                  ARTICLE VI

         Books and Reports; Tax Matters; Capital Accounts; Allocations
         -------------------------------------------------------------

          SECTION 6.1   General Accounting Matters. (a) Allocations of Net
                        --------------------------
Income (Loss) pursuant to Section 6.4 shall be made by or under the direction of the General Partner at the end of each Fiscal Period.

          (b) Each Partner shall be supplied with the Partnership information necessary to enable such Partner to prepare in a timely manner its Federal, state and local income tax returns and such other financial or other statements and reports that are approved by the General Partner.

          (c) The General Partner shall keep or cause to be kept books and records pertaining to the Partnership's business showing all of its assets and liabilities, receipts and disbursements, realized profits and losses, Partners' Capital Accounts and all transactions entered into by the Partnership. Such books and records of the Partnership shall be kept at the office of the Partnership and the Partners and their representatives shall at all reasonable times have free access thereto for the purpose of inspecting or copying the same. The Partnership's books of account shall be kept on an accrual basis or as otherwise provided by the General Partner and otherwise in accordance with generally accepted accounting principles, except that for income tax purposes such books shall be kept in accordance with applicable tax accounting principles.

          (d) All determinations, valuations and other matters of judgment required to be made for accounting and tax purposes under this Agreement shall be made by or under the direction of the General Partner and shall be conclusive and binding on all Partners, former Partners, their successors or legal representatives and any other person except for computational errors or fraud, and to the fullest extent permitted by law no such person shall have the right to an accounting or an appraisal of the assets of the Partnership or any successor thereto except for computational errors or fraud.

          (e) If approved the General Partner, the books of the Partnership shall be examined, certified and audited annually as of the end of a Fiscal Year, by a recognized firm of independent certified public accountants. For each Fiscal Year of the Partnership that the General Partner has so approved an audit, such accountants shall determine and prepare full financial statements, including, without limitation, a balance sheet, an income statement, a statement of changes in financial position and a statement of the Non-Capital Proceeds and Capital Proceeds of the Partnership. The Tax Matters Partner shall promptly upon receipt of any such financial statements transmit copies thereof to each Partner, together with the report and management letter of such accountants covering the results of such audit. The cost of all audits and reports provided to the Partners pursuant to this Section shall be an expense of the Partnership.

          SECTION 6.2   Certain Tax Matters.
                        -------------------

          The taxable year of the Partnership shall be the same as its Fiscal Year. The Tax Matters Partner shall cause to be prepared all Federal, state and local tax returns of the Partnership for each year for which such returns are required to be filed and shall cause such returns to be timely filed. The General Partner shall determine the appropriate treatment of each item of income, gain, loss, deduction and credit of the Partnership and the accounting methods and conventions under the tax laws of the United States, the several states and other relevant jurisdictions as to the treatment of any such item or any other method or procedure related to the preparation of such tax returns. The Tax Matters Partner shall make the election provided for in Section 754 of the Code, if, and only if the Partner who or which has acquired an interest in the Partnership or a distribution of Partnership property with respect to which the election is made will have provided to the Tax Matters Partner concurrently, or within 30 days after the Transfer of such interest, its undertaking to the effect that it, and its successors in interest hereunder, will reimburse the Partnership annually for its additional administrative costs incurred by reason of such election as determined by the auditor of the Partnership. The Tax Matters Partner shall also make the election to amortize Organizational Expenses pursuant to Code Section 709 and the regulation promulgated thereunder. In addition, the General Partner may cause the Partnership to make or refrain from making any and all other elections permitted by the tax laws of the United States, the several states and other relevant jurisdictions. The "tax matters partner" for purposes of Section 6231(a)(7) of the Code (the "Tax Matters
                                                              -----------
Partner") shall be the General Partner. The Tax Matters Partner shall have all
-------
of the rights, duties, powers and obligations provided for in Sections 6221 through 6232 of the Code with respect to the Partnership.

          SECTION 6.3   Capital Accounts. There shall be established for each
                        ----------------
Partner on the books of the Partnership as of the date hereof, or such later date on which such Partner is admitted to the Partnership, a capital account (each being a "Capital Account"). Each Capital Contribution shall be credited to
               ---------------
the Capital Account of such Partner on the date such contribution of capital is paid to the Partnership. In addition, each Partner's Capital Account shall be (a) credited with such Partner's allocable share of any Net Income of the Partnership, (b) debited with (i) distributions to such Partner of cash or the fair market value of other property and (ii) such Partner's allocable share of Net Loss of the Partnership and expenditures of the Partnership described or treated under Section 704(b) as described in Section 705(a)(2)(B) of the Code, and (c) otherwise maintained in accordance with the provisions of the Code. Any other item which is required to be reflected in a Partner's Capital Account under Section 704(b) of the Code or otherwise under this Agreement shall be so reflected. Capital Accounts shall be appropriately adjusted to reflect transfers of part (but not all) of a Partner's interest in the Partnership. Interest shall not be payable on Capital Account balances. Notwithstanding anything to the contrary contained in this Agreement, the Partnership shall maintain the Capital Accounts of the Partners in accordance with the principles and requirements set forth in section 704(b) of the Code and Regulations section 1.704-1(b)(2)(iv).

          SECTION 6.4   Allocations. (a) Net Income (Loss) of the Partnership
                        -----------
shall be allocated among all Partners in proportion to their respective Sharing Percentages.

          (b) Notwithstanding anything herein to the contrary, in the event any Partner unexpectedly receives any adjustments, allocations or distributions described in paragraphs (b)(2)(ii)(d)(4), (5) or (6) of Section 1.704-1 of the regulations under the Code, there shall be specially allocated to such Partner such items of Partnership income and gain, at such times and in such amounts as will eliminate as quickly as possible that portion of any deficit in its Capital Account caused or increased by such adjustments, allocations or distributions. To the extent permitted by the Code and the regulations thereunder, any special allocations of items of income or gain pursuant to this Section 6.4(b) shall be taken into account in computing subsequent allocations of Net Income (Loss) pursuant to this Section 6.4 so that the net amount of any items so allocated and the subsequent allocations of Net Income (Loss) to the Partners pursuant to this Section 6.4 shall, to the extent possible, be equal to the net amounts that would have been allocated to each such Partner pursuant to the provisions of this Section 6.4 if such unexpected adjustments, allocations or distributions had not occurred.

          (c) All items of income, gain, loss, deduction and credit of the Partnership shall be allocated among the Partners for Federal, state and local income tax purposes consistent with the manner that the corresponding constituent items of Net Income (Loss) shall be allocated among the Partners pursuant to this Agreement, except as may otherwise be provided herein or by the Code. To the extent Treasury Regulations promulgated pursuant to Subchapter K of the Code (including under Sections 704(b) and (c) of the Code) require allocations for tax purposes that differ from the foregoing allocations, the General Partner determine the manner in which such tax allocations shall be made so as to comply more fully with such Treasury Regulations or other applicable law and, at the same time to the extent reasonably possible, preserve the economic relationships among the Partners as set forth in this Agreement.

          (d) Notwithstanding the provisions of this Section 6.4, net income, net gain, and net loss of the Partnership (or items of income, gain, loss, deduction, or credit, as the case may be) shall be allocated in accordance with the following provisions of this Section 6.4 to the extent such provisions shall be applicable.

          (i) Nonrecourse Deductions of the Partnership for any Fiscal Year shall be specially allocated to the Partners in proportion to their Sharing Percentages. Partner Nonrecourse Deductions of the Partnership for any Fiscal Year shall be specially allocated to the Partner who bears the economic risk of loss for the liability in question. The provisions of this
     Section 6.4(d)(i) are intended to satisfy the requirements of Regulations sections 1.704-2(e)(2) and 1.704-2(i)(1) and shall be interpreted in accordance therewith for all purposes under this Agreement.

          (ii) If there is a net decrease in the Minimum Gain of the Partnership during any Partnership Fiscal Year, each Partner shall be specially allocated items of Partnership income and gain for such year equal to that Partner's share of the net decrease in Minimum Gain, within the meaning of Regulations section 1.704-2(g)(2). The provisions of this
     Section 6.4(d)(ii) are intended to comply with the Minimum Gain chargeback requirements of Regulations section 1.704-2(f) and shall be interpreted in accordance therewith for all purposes under this Agreement.

          (iii) If there is a net decrease in Partner Nonrecourse Debt Minimum Gain during any Fiscal Year, each Partner that has a share of such partner Nonrecourse Debt Minimum Gain, determined in accordance with Regulations section 1.704-2(i)(5), as of the beginning of such year shall be specially allocated items of Partnership income and gain for such year (and, if necessary, for succeeding years) equal to such Partner's share of the net decrease in Partner Nonrecourse Debt Minimum Gain. The provisions of this
     Section 6.4(d)(iii) are intended to comply with the Partner Nonrecourse Debt Minimum Gain chargeback requirement of Regulations section 1.704-2(i)(4) and shall be interpreted in accordance therewith for all purposes under this Agreement.


                                  ARTICLE VII

                                  Dissolution
                                  -----------

          SECTION 7.1   Dissolution. The Partnership shall be dissolved and
                        -----------
subsequently terminated upon the occurrence of the first of the following events:

          (a) decision by the General Partner to dissolve and subsequently terminate the Partnership; and

          (b)  December 31, 2049

; provided, however, that in no event shall the Partnership be dissolved until
  --------  -------
ninety one (91) days after all obligations under the Financing Documents have been indefeasibly paid.

          SECTION 7.2   Winding-up. When the Partnership is dissolved, the
                        ----------
business and property of the Partnership shall be wound up and liquidated by the General Partner (in such capacity, the "Liquidator"). The Liquidator shall use
                                        ----------
its best efforts to reduce to cash and cash equivalent items such assets of the Partnership as the Liquidator shall deem it advisable to sell, subject to obtaining fair value for such assets and any tax or other legal considerations.

          SECTION 7.3   Final Distribution. Within 90 calendar days after the
                        ------------------
effective date of dissolution of the Partnership, the assets of the Partnership shall be distributed in the following manner and order:

          (a) to the payment of the expenses of the winding-up, liquidation and dissolution of the Partnership;

          (b) to pay all creditors of the Partnership, other than Partners, either by the payment thereof or the making of reasonable provision therefor;

          (c) to establish reserves, in amounts established by the General Partner or such Liquidator, to meet other liabilities of the Partnership; and

          (d) to pay, in accordance with the provisions of this Agreement applicable to such loans or in accordance with the terms agreed among them and otherwise on a pro rata basis, all creditors of the Partnership that are Partners, either by the payment thereof or the making of reasonable provision therefor.

The remaining assets of the Partnership shall be applied and distributed in accordance with the positive balances of the Partners' Capital Accounts, as determined after taking into account all adjustments to Capital Accounts for the Partnership taxable year during which the liquidation occurs.

                                 ARTICLE VIII

           Transfer of Partner's Interests; Rights of First Refusal
           --------------------------------------------------------

          SECTION 8.1   Restrictions on Transfer of Partnership Interests. (a)
                        -------------------------------------------------
Except as permitted by the Financing Documents, no Partner may, directly or indirectly, assign, sell, exchange, transfer, pledge, hypothecate or otherwise dispose of all or any part of its interest in the Partnership (any assignment, sale, exchange, transfer, pledge, hypothecation or other disposition of an interest in the Partnership being herein collectively called a "Transfer") to
                                                                --------
any person, other than in accordance with paragraph (b) below.

          (b) As required by the Financing Documents or otherwise on or after the Financing Trigger Date, a Partner may mortgage, pledge, hypothecate or otherwise encumber all or any portion of such Partner's interests as a Partner under this Agreement, including its right to receive a portion of the Non-Capital Proceeds, Capital Proceeds, Net Income and Net Losses provided,
                                                                  --------
however, that upon a foreclosure of such mortgage, pledge, hypothecation or
-------
encumbrance, the holder thereof (or its nominee) shall not be admitted as a substitute Partner (a "Transferee") without the consent of the General Partner
                       ----------
and its execution of an instrument satisfactory to the General Partner under which it accepts and adopts all of the terms and provisions of the Agreement.

          SECTION 8.2   Other Transfer Provisions. (a) Any purported Transfer by
                        -------------------------
a Partner of all or any part of its interest in the Partnership in violation of this Article VIII shall be null and void and of no force or effect.

          (b) Notwithstanding anything to the contrary in (S)(S) 17-402(a)(4) or (S)(S) 17-402(a)(5) of the Act, the General Partner shall not cease to be the General Partner of the Partnership if such General Partner: (i) makes an assignment for the benefit of creditors; (ii) files a voluntary petition in bankruptcy; (iii) is adjudicated as bankrupt or insolvent, or has entered against him an order for relief in any bankruptcy or insolvency proceeding; (iv) files a petition or answer seeking for himself, or has commenced against him any proceeding seeking, any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation;
(v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against him in any proceeding of this nature; or (vi) seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of the General Partner or of all or any substantial part of his properties.

          (c) Except as provided in this Article VIII, no Partner shall have the right to withdraw from the Partnership prior to its termination and no additional Partner may be admitted to the Partnership unless approved by the General Partner. Notwithstanding any provision of this Agreement to the contrary, a Partner may not Transfer all or any part of its interest in the Partnership if such Transfer would jeopardize the status of the Partnership as a partnership for federal income tax purposes, or would violate, or would cause the Partnership to violate, any applicable law or regulation, including any applicable federal or state securities laws.

          (d) Concurrently with the admission of any substitute or additional Partner, the General Partner shall forthwith cause any necessary papers to be filed and recorded and notice to be given wherever and to the extent required showing the substitution of a Transferee as a substitute Partner in place of the Partner Transferring its interest, or the admission of an additional Partner, all at the expense, including payment of any professional and filing fees incurred, of such substituted or additional Partner. The admission of any person as a substitute or additional Partner shall be conditioned upon such person's written acceptance and adoption of all the terms and provisions of this Agreement.

          (e) If any interest in the Partnership is Transferred during any accounting period in compliance with the provisions of this Article VIII, each item of income, gain, loss, expense, deduction and credit and all other items attributable to such interest for such period shall be divided and allocated between the transferor and the transferee by taking into account their varying interests during such period in accordance with Section 706(d) of the Code, using any conventions permitted by law and selected by the General Partner. All distributions on or before the date of such Transfer shall be made to the transferor, and all distributions thereafter shall be made to the transferee. Solely for purposes of making such allocations and distributions, the Partnership shall recognize a Transfer on the date that the General Partner receives notice of the Transfer which complies with this Article VIII from the Partner Transferring its interest.

          SECTION 8.3   Partnership Interests as Securities; Evidence of
                        ------------------------------------------------
Partnership Interest. Pursuant to Section 8-103(c) of the Uniform Commercial
--------------------
Code of the State of New York (the "UCC"), the interest of the Partners in the Partnership are hereby expressly declared to be securities governed by Article 8 of the UCC and the Partnership is hereby authorized to issue certificates governed by Article 8 of the UCC to the Partners to evidence their respective interests in the Partnership.

                                  ARTICLE IX

                                 Miscellaneous
                                 -------------

          SECTION 9.1   Equitable Relief. The Partners hereby confirm that
                        ----------------
damages at law may be an inadequate remedy for a breach or threatened breach of this Agreement and agree that, in the event of a breach or threatened breach of any provision hereof, the respective rights and obligations hereunder shall be enforceable by specific performance, injunction or other equitable remedy, but, nothing herein contained is intended to, nor shall it, limit or affect any right or rights at law or by statute or otherwise of a Partner aggrieved as against the other for a breach or threatened breach of any provision hereof, it being the intention by this Section 9.1 to make clear the agreement of the Partners that the respective rights and obligations of the Partners hereunder shall be enforceable in equity as well as at law or otherwise and that the mention herein of any particular remedy shall not preclude a Partner from any other remedy it or he might have, either in law or in equity.

          SECTION 9.2   Officers. The Partnership and the General Partner on
                        --------
behalf of the Partnership, acting singly or jointly, may employ and retain persons as may be necessary or appropriate for the conduct of the Partnership's business (subject to the supervision and control of the General Partner), including employees and agents who may be designated as officers with titles, including, but not limited to, "chairman," "chief executive officer," "president," "vice president," "treasurer," "secretary," "director" and "chief financial officer," as and to the extent authorized by the General Partner and with such powers as authorized by the General Partner.

          SECTION 9.3   Governing Law. This Agreement shall be governed by and
                        -------------
construed in accordance with the laws of the State of Delaware without regard to any conflict of law provisions that would result in a choice of law other than the laws of the State of Delaware. In particular, the Partnership is formed pursuant to the Act, and the rights and liabilities of the Partners shall be as provided therein, except as herein otherwise expressly provided.

          SECTION 9.4   Successors and Assigns. This Agreement shall be binding
                        ----------------------
upon and shall inure to the benefit of the parties hereto, their respective successors and assigns.

          SECTION 9.5   Access; Confidentiality. By executing this Agreement,
                        -----------------------
each Partner expressly agrees, at all times during the term of the Partnership and thereafter and whether or not at the time a Partner of the Partnership (i) not to issue any press release or advertisement or take any similar action concerning the Partnership's business or affairs without first obtaining the consent of the General Partner which shall not be unreasonably withheld, (ii) not to publicize detailed financial information concerning the Partnership and
(iii) not to disclose the Partnership's affairs generally without using reasonable efforts to consult with the General Partner prior to such disclosure; provided, however, the foregoing shall not restrict any Partner from disclosing
--------  -------
information concerning such Partner's investment in the Partnership to its officers, directors, employees, agents, legal counsel, accountants, other professional advisors, limited partners and Affiliates, or to prospective or existing investors of such Partner or its Affiliates or to prospective or existing lenders to such Partner or its Affiliates. The provisions of this
Section 9.5 shall survive the termination of the Partnership.

          SECTION 9.6   Notices. Whenever notice is required or permitted by
                        -------
this Agreement to be given, such notice may be in writing (including facsimile) and if in writing shall be given to any Partner at its address or facsimile number shown in the Partnership's books and records (including Schedule A hereto).

          SECTION 9.7   Counterparts. This Agreement may be executed in any
                        ------------
number of counterparts, all of which together shall constitute a single instrument.

          SECTION 9.8   Entire Agreement. This Agreement embodies the entire
                        ----------------
agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter hereof.

          SECTION 9.9   Amendments. Any amendment to this Agreement shall be
                        ----------
effective only if such amendment is evidenced by a written instrument duly executed and delivered by the General Partner. Prior to the Financing Trigger Date, the Partnership shall not amend, alter, change or repeal any provision of
Section 2.5, Article III, Article VII, Article VIII or this Section 9.9 without the unanimous vote or prior written consent of the Board of Directors of the General Partner, which shall include the Independent Director.

          SECTION 9.10  Section Titles. Section titles are for descriptive
                        --------------
purposes only and shall not control or alter the meaning of this Agreement as set forth in the text hereof.

          SECTION 9.11  Representations and Warranties. Each Partner represents,
                        ------------------------------
warrants and covenants to each other Partner and to the Partnership that:

          (a) such Partner, if not a natural person, is duly formed and validly existing under the laws of the jurisdiction of its organization with full power and authority to conduct its business to the extent contemplated in this Agreement;

          (b) this Agreement has been duly authorized, executed and delivered by such Partner and constitutes the valid and legally binding agreement of such Partner enforceable in accordance with its terms against such Partner except as enforceability hereof may be limited by bankruptcy, insolvency, moratorium and other similar laws relating to creditors' rights generally and by general equitable principles;

          (c) the execution and delivery of this Agreement by such Partner and the performance of its duties and obligations hereunder do not result in a breach of any of the terms, conditions or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, credit agreement, note or other evidence of indebtedness, or any lease or other agreement, or any license, permit, franchise or certificate, to which such Partner is a party or by which it is bound or to which its properties are subject, or require any authorization or approval under or pursuant to any of the foregoing, or violate any statute, regulation, law, order, writ, injunction, judgment or decree to which such Partner is subject;

          (d) such Partner is not in default (nor has any event occurred which with notice, lapse of time, or both, would constitute a default) in the performance of any obligation, agreement or condition contained in any indenture, mortgage, deed of trust, credit agreement, note or other evidence of indebtedness or any lease or other agreement, or any license, permit, franchise or certificate, to which it is a party or by which it is bound or to which the properties of it are subject, nor is it in violation of any statute, regulation, law, order, writ, injunction, judgment or decree to which it is subject, which default or violation would materially adversely affect such Partner's ability to carry out its obligations under this Agreement;

          (e) there is no litigation, investigation or other proceeding pending or, to the knowledge of such Partner, threatened against such Partner or any of its Affiliates which, if adversely determined, would materially adversely affect such Partner's ability to carry out its obligations under this Agreement;

          (f) no consent, approval or authorization of, or filing, registration or qualification with, any court or governmental authority on the part of such Partner is required for the execution and delivery of this Agreement by such Partner and the performance of its obligations and duties hereunder.

          IN WITNESS WHEREOF, the parties have executed this Amended and Restated Limited Partnership Agreement as of the day and year first above written.

                         General Partner:

                         SABINE RIVER HOLDING CORP.



                         By:  /s/ Maura J. Clark
                              ___________________________________
                              Name:  Maura J. Clark
                              Title:  Executive Vice Pres.
                                      and Chief Financial Officer


                         Limited Partner:

                         NECHES RIVER HOLDING CORP.



                         By:  /s/ Maura J. Clark
                              ___________________________________
                              Name:  Maura J. Clark
                              Title:  Executive Vice Pres.
                                      and Chief Financial Officer

                                                                      SCHEDULE A



                          Partners of the Partnership

                                                          Sharing Percentage
Partners                 Address                          as of August 2, 1999
--------                 -------                          --------------------

General Partner:

Sabine River Holding     1801 South Gulfway Drive                       1%
Corp.                    Port Arthur, Texas 77641



Limited Partner:


Neches River Holding     c/o Corporation Trust Company                 99%
Corp.                    1209 Orange Street
                         Wilmington, DE 19801